UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 6, 2016

Eastside Distilling, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-54959	20-3937596

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1805 SE Martin Luther King Jr Blvd.	97214

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (971) 888-4264

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 6, 2016, we filed a certificate of change with the Nevada Secretary of State pursuant to Nevada Revised Statutes 78.209 to (i) decrease our authorized common stock from 900,000,000 to 45,000,000 shares and (ii) effectuate a 20-for-1 reverse-split of our common stock.  The certificate of change was filed with an effective date of October 18, 2016. Pursuant to the Nevada Revised Statutes, our board of directors is authorized to effectuate the reverse stock split where such split is accomplished with a concurrent proportional decrease in the Company’s authorized common stock. Prior to the reverse split, 95,333,180 shares of common stock were issued and outstanding. After the reverse split, 4,766,659 shares of common stock will be issued and outstanding (subject to adjustment for settlement of fractional shares which will be rounded up to the nearest whole share).

Section 8 – Other Events

Item 8.01 Other Events

Our board of directors has approved a 20-for-1 reverse stock split of its currently outstanding shares of common stock.  The record date for the reverse split is October 17, 2016.  Prior to the split, 95,333,180 shares of common stock were issued and outstanding. After the split, 4,766,659 shares of common stock will be issued and outstanding (subject to adjustment for settlement of fractional shares which will be rounded up to the nearest whole share). The effective date for the reverse split will be the later of October 18, 2016 or the earliest date thereafter that FINRA completes its review of the reverse split. Our common stock will continue to trade on the OTC Markets under the symbol “ESDI” following the reverse split. However, a “D” will be placed on our ticker symbol for 20-business days following the effective date of the reverse split to alert the public to such split. A copy of the press release announcing the reverse split is attached hereto as Exhibit 99.1

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit
Number	Description

3.1	Certificate of Change
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTSIDE DISTILLING, INC.

(Registrant)

Date: October 10, 2016	By:	/s/ Steven Earles
Steven Earles
President and Chief Executive Officer

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